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                                                   Gold Banc Corporation, Inc.
                                                      11301 Nall Avenue
                                                      Leawood, Kansas 66211
                                                      http://www.goldbanc.com
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                                                                          [LOGO]

                                                             MORE THAN MONEY/SM/
CONTACT:                                              NASDAQ:GLDB
Michael W. Gullion        Malcolm M. Aslin        Rick Tremblay
Chairman and CEO          President               Chief Financial Officer
(913) 451-8050            (913) 451-8050          (913) 451-8050
MikeGullion@goldbanc.com  MickAslin@goldbanc.com  RickTremblay@goldbanc.com
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                     GOLD BANC BOARD OF DIRECTORS APPROVES
                            SHARE REPURCHASE PROGRAM


LEAWOOD, Kan. (March 7, 2001) - Gold Banc (NASDAQ: GLDB) announced today that it is commencing a common stock repurchase program whereby the Company may acquire up to 1,839,000 shares of the Company's common stock, or approximately 5% of the shares currently outstanding. The repurchase program was approved yesterday at the regular quarterly board meeting.

The shares may be purchased from time to time over the next 12 months in the open market at prevailing market prices or in privately negotiated transactions. The extent and timing of any repurchases will depend on market conditions and other factors. Gold Banc currently has 36.8 million shares of common stock outstanding, and the closing price as of March 6, 2001 was $7.25.

Michael W. Gullion, Chairman and Chief Executive Officer, commented: "This repurchase plan for up to 5 percent of the company's outstanding common stock is an effective use of our financial resources that we believe will have a positive impact on shareholder value."

Gold Banc is a $2.7 billion financial Services Company headquartered in Leawood, Kansas, a part of the Kansas City metropolitan area. Gold Banc provides a full array of community banking and financial services solutions to customers in four states and 41 communities through 61 financial services centers, telephone banking, an ATM network and Internet banking via its www.goldbankonline.com Web site.

This news release contains comments of information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from acquisitions may not be fully realized or realized within the expected time frame; (2) revenues following the merger are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of the organizations are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in states in which the combined company will be doing business, are less favorable than expected; and (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.